EXHIBIT 99

Camco Financial Announces Third Quarter 2011 Earnings

CAMBRIDGE, Ohio, Oct. 28, 2011 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank, today announced third quarter financial results for 2011, reporting net earnings of $163,000 or $0.02 per share for the quarter ended September 30, 2011. These results represent an improvement of $11.8 million or $1.63 per share over results from the comparable quarter a year ago. Year-to-date results reflect net earnings of $952,000 or $0.13 per share for the nine months ended September 30, 2011.

"These results mark a fourth consecutive quarter with positive earnings, as we continue to improve the overall profitability of the company," said James E. Huston, President and CEO. "Our commitment and perseverance to generating profitable results is paying off. We are weathering the economic storm plaguing our nation by continuing to decrease non-performing loans and by increasing core deposits."

The Company's classified loans decreased $504,000 in the third quarter 2011 and $8.2 million since year-end 2010. Core deposits (defined as checking, savings and money-market deposits) increased $5.9 million, or 2.2%, when compared to June 30, 2011 and $29.3 million, or 11.8% since December 31, 2010.

Huston continued, "We are cognizant of the time and effort it takes to effect change and we are continuously looking for new opportunities for growth. One example of this is our recent partnership with Stratos Wealth Partners to provide wealth and financial advisory services under the name Advantage Wealth Partners. This alliance allows us to position ourselves as the local provider of choice for financial solutions."

Review of Financial Performance

Overview:

The following items summarize key activities of the Company during the quarter ended September 30, 2011:

  Total assets decreased $55.6 million from the same quarter a year ago, which reflects cash and cash equivalents being used to pay down higher cost brokered, public, and single-service CD deposits and borrowed funds.
  Core deposits (defined as checking, savings and money market deposits) increased $5.9 million, or 2.2%, when compared to June 30, 2011.
  Net Interest Margin increased by 0.12% from the linked quarter primarily due to lower cost of funds.
  Noninterest income increased $157,000 from the linked quarter, largely driven by higher gain on sale of loans and higher loan fees.
  Noninterest expense increased $114,000 compared to the linked quarter due to additional expenses related to real estate owned as we continue to work through some older troubled credits.
  Classified loans (which includes substandard, doubtful, and loss) decreased by $504,000 in the third quarter.

Net Interest Margin:

Net interest margin increased to 3.73% in the current quarter compared to 3.61% for the quarter ended June 30, 2011. The margin has also increased from 3.59% for the same period a year ago, driven by a reduction in the bank's cost of funds. Management expects the Company's net interest margin to stabilize or decrease slightly as we continue to be in an environment of low interest rates and slow economic growth. The improvement in our net interest margin for the quarter is notable, especially in this extended low rate environment. We will continue to look for pricing opportunities, further improvement in credit quality, and other ways to maintain our margin going forward.

Net Interest Income:

Net interest income before the provision for loan losses increased $30,000, or 0.5%, to $6.5 million for the quarter ended September 30, 2011, compared to the prior quarter. The increase was attributable to reductions in certificates of deposits, borrowings and the cost of funds.

The Company's yield on earning assets was relatively stable at 5.12% in the current quarter compared to 5.09% in the linked quarter. The cost of funds for the quarter ended September 30, 2011 was 1.46% compared to 1.57% for the quarter ended June 30, 2011. Planned continued runoff in certificates of deposits and borrowings combined with growth in core deposits resulted in this reduced cost of funds. The Company anticipates continued declines in certificates of deposit balances over the next few quarters as it expects that some maturities of single product relationship accounts will not be renewed.

Provision Expense and Allowance for Loan Losses:

The allowance for loan and lease losses was $16.0 million at September 30, 2011, compared to $16.8 million at June 30, 2011. A provision for loan losses of $228,000 was recorded for the quarter ended September 30, 2011, compared to $11.4 million for the same period of the prior year and $197,000 for the linked quarter. The allowance for loan and lease losses was strengthened in previous quarters, with relatively little additional provision required in the current quarter.  In addition, the successful resolution of a large classified loan resulted in the release of the related specific reserve for previously expected losses on that loan, which reduced the amount of provision expense required. Non-performing assets decreased $2.0 million since June 30, 2011 to $38.5 million at September 30, 2011. The allowance for loan and lease losses as a percentage of non-performing loans was 61.7% at September 30, 2011 compared to 49.6% at September 30, 2010.

Noninterest Income:

Noninterest income was $1.2 million for the third quarter of 2011, which represents a decrease of $257,000 when compared to the quarter ended September 30, 2010 and an increase of $157,000 when compared to the linked quarter. The increased income in the current quarter over the linked quarter was driven by an increase in gain on sale of loans, higher loan fees, and additional income from the renegotiation of a vendor contract.

Noninterest Expense:

Noninterest expense for the quarter ended September 30, 2011, decreased $556,000, or 7.1% , to $7.3 million from the comparable period a year earlier and increased by $114,000 when compared to the linked quarter. Noninterest expense was lower during the current quarter 2011 compared to the previous 2010 quarter  primarily as a result of lower staffing expense. The increase compared to the linked quarter was the result of additional expenses related to real estate owned.

Balance Sheet:

Total assets were $793.6 million, which is a decrease of $55.6 million, or 6.6% compared to $849.3 million a year earlier. The decrease was primarily attributable to using cash and cash equivalents to reduce brokered, public, and single-service CD deposits, as well as pay down borrowed funds, as we continue to restructure our balance sheet to rely less on non core funding. We also continue to focus on profitable lending opportunities as a means of employing any excess cash.

Asset Quality:

Loan quality has improved but the economic recovery within our market areas continues to be slow and has caused declines in the underlying value of collateral both in commercial and residential real estate as well as deterioration in the financial condition of some of our borrowers. These factors have made it difficult to sustain a steady reduction in classified assets and non-performing loans.

A summary of certain key factors follows:

(in thousands)	9/30/2011	6/30/2011	3/31/2011
Classified Loans*	47,167	47,671	50,878
Non-Performing Loans	25,950	26,069	32,298
Loan Loss Reserve	16,015	16,751	17,410
Loan Loss Reserve / Total Loans	2.45%	2.55%	2.61%

*Includes substandard, doubtful and loss (including homogeneous loans).

Deposits and Borrowings:

Core deposits (defined as checking, savings, and money market deposits) increased by $5.9 million, or 2.2% compared to June 30, 2011. Total deposits decreased $7.3 million, or 1.2% during this period. The decrease was due to a reduction in brokered, public, and certificates of deposit of $16.2 million. Contraction in these balances was planned as the Company works to reduce the level of non core deposits, particularly higher single product certificates of deposits relating to rate sensitive shoppers.

FHLB advances and other borrowings have decreased by $31.8 million, or 22.1% from September 30, 2010. The planned decrease from the year ago quarter resulted from continued repayment and prepayment of FHLB advances with excess liquidity.

Equity:

Stockholders' equity increased $209,000, or 0.5%, to $46.3 million at September 30, 2011, compared to $46.1 million at June 30, 2011. Net earnings of $163,000 for the quarter was the main driver of the increase. Camco's Tier 1 leverage capital ratio increased to 6.59% in 3rd Quarter 2011 compared to 6.49% in 2nd Quarter, 2011.

About Camco Financial Corporation:

Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Assets
Cash and Cash Equivalents	69,707	42,382	61,777	29,114	35,328
Investments	14,489	14,584	17,206	34,716	39,074

Loans Held for Sale	10,445	3,699	1,249	2,208	12,143

Loans Receivable	652,403	658,034	665,500	684,710	693,387
Allowance for Loan Loss	(16,015)	(16,751)	(17,410)	(16,870)	(16,854)
Loans Receivable, Net	636,388	641,283	648,090	667,840	676,533

Other Assets	62,577	65,578	63,245	81,088	86,172

Total Assets	$ 793,606	$ 767,526	$ 791,567	$ 814,966	$ 849,250

Liabilities
Deposits	624,327	631,647	655,597	651,816	647,937
Borrowed Funds	111,858	80,480	79,675	104,464	143,665
Other Liabilities	11,117	9,304	10,406	12,583	12,436

Total Liabilities	747,302	721,431	745,678	768,863	804,038

Stockholders' Equity	46,304	46,095	45,889	46,103	45,212

Total Liabilities and Stockholders' Equity	$ 793,606	$ 767,526	$ 791,567	$ 814,966	$ 849,250

Stockholders' Equity to Total Assets	5.83%	6.01%	5.80%	5.66%	5.32%

Total Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595

Book Value Per Share	$6.43	$6.40	$6.37	$6.40	$6.27

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	9 Months	9 Months
	Ended	Ended
	9/30/11	9/30/10
	(Unaudited)	(Unaudited)
Interest Income:
Loans	26,455	28,074
Mortgage-backed securities	359	1,291
Investment securities	152	224
Interest-bearing deposits and other	602	1,010
Total Interest Income	27,568	30,599

Interest Expense:
Deposits	5,841	8,259
Borrowings	2,215	2,961
Total Interest Expense	8,056	11,220
Net Interest Income	19,512	19,379

Provision for Losses on Loans	1,438	17,524
Net Interest Income After Provision for Loan Losses	18,074	1,855

Noninterest Income:
Late charges, rent and other	901	1,234
Loan servicing fees	905	952
Service charges and other fees on deposits	1,580	1,719
Gain on sale of loans	129	822
Mortgage servicing rights	(213)	(622)
Gain (loss) on sale of investment, mbs & fixed assets	1,282	1
Income on cash surrender value life insurance	659	656
Total noninterest income	5,243	4,762

Noninterest expense:
Employee compensation and benefits	9,565	10,121
Occupancy and equipment	2,219	2,219
FDIC premium and other insurances	1,541	1,574
Data processing	834	842
Advertising	277	275
Franchise taxes	514	814
Other operating	6,873	5,883
Total noninterest expense	21,823	21,728

Earnings (loss) before provision for inome taxes	1,494	(15,111)

Provision for income taxes	542	457

Net Earnings (Loss)	952	(15,568)

Earnings (Loss) Per Share:
Basic	$0.13	($2.16)
Diluted	$0.13	($2.16)

Basic Weighted Number of
Shares Outstanding	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,205,595	7,205,595

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	8,715	8,839	8,901	9,528	9,513
Mortgage-backed securities	19	24	316	354	388
Investment securities	53	60	39	37	54
Interest-bearing deposits and other	99	157	346	303	337
Total Interest Income	8,886	9,080	9,602	10,222	10,292

Interest Expense:
Deposits	1,734	1,918	2,189	2,316	2,570
Borrowings	686	726	803	898	972
Total Interest Expense	2,420	2,644	2,992	3,214	3,542
Net Interest Income	6,466	6,436	6,610	7,008	6,750

Provision for Losses on Loans	228	197	1,013	936	11,407
Net Interest Income After Provision for Loan Losses	6,238	6,239	5,597	6,072	(4,657)

Noninterest Income:
Rent and other	336	203	362	418	497
Loan servicing fees	300	298	307	317	315
Service charges and other fees on deposits	548	529	503	557	603
Gain on sale of loans	129	(92)	92	1,060	332
Mortgage servicing rights	(352)	(132)	271	29	(528)
Gain (loss) on sale of investment, mbs & fixed assets	2	2	1,278	--	2
Income on CSVL (BOLI)	222	220	217	221	221
Total noninterest income	1,185	1,028	3,030	2,602	1,442

Noninterest expense:
Employee compensation and benefits	3,034	3,153	3,378	2,814	3,467
Occupancy and equipment	767	691	761	784	734
Data processing	273	277	284	285	276
Advertising	95	96	86	83	105
Franchise taxes	166	178	170	114	280
Other operating	2,920	2,746	2,748	3,524	2,949
Total noninterest expense	7,255	7,141	7,427	7,604	7,811

Earnings (loss) before provision for income taxes	168	126	1,200	1,070	(11,026)

Provision for income taxes	5	(11)	548	61	572
Net Earnings (loss)	163	137	652	1,009	(11,598)

Earnings (Loss) Per Share:
Basic	$0.02	$0.02	$0.09	$0.14	($1.61)
Diluted	$0.02	$0.02	$0.09	$0.14	($1.61)

Basic Weighted Number of
Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595
Diluted Weighted Number of
Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	9/30/11	9/30/10	9/30/11	9/30/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	1.41%	-85.94%	2.75%	-35.75%

Return on average assets	0.08%	-5.48%	0.16%	-2.44%

Interest rate spread	3.66%	3.55%	3.59%	3.35%

Net interest margin	3.73%	3.59%	3.66%	3.41%

Yield on earning assets	5.12%	5.47%	5.17%	5.38%

Cost of deposits	1.21%	1.69%	1.32%	1.80%

Cost of borrowings	3.07%	3.00%	3.26%	3.11%

Total cost of interest bearing liabilities	1.46%	1.92%	1.58%	2.03%

Noninterest expense to average assets	3.75%	3.69%	3.69%	3.40%

Efficiency ratio	94.82%	95.35%	88.16%	90.00%

Nonperforming assets to total assets	4.83%	5.25%	4.83%	5.25%

Non performing loans to total net loans including	3.88%	4.94%	3.88%	4.94%
loans held for sale

Allowance for loan losses to total loans	2.45%	2.39%	2.45%	2.39%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

		September 30, 2011			September 30, 2010
	Average		Yield/	Average	0	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest - Earning Assets:
Loans receivable - net (1)	635,662	8,715	5.48%	661,778	9,513	5.75%
Securities (2)	15,216	72	1.89%	40,154	442	4.40%
FHLB Stock	9,888	98	3.96%	29,888	335	4.48%
Other interest bearing accounts	33,218	1	0.01%	21,301	2	0.04%
Total interest earning assets	693,984	8,886	5.12%	753,121	10,292	5.47%

Noninterest-earning assets	79,019			94,118
Total Average Assets	773,003			847,239

Interest-Bearing Liabilities:
Deposits	574,338	1,734	1.21%	608,661	2,570	1.69%
Advances & Borrowings	89,295	686	3.07%	129,429	972	3.00%
Total interest-bearing liabilities	663,633	2,420	1.46%	738,090	3,542	1.92%

Noninterest-bearing sources:
Noninterest-bearing liabilities	63,155			55,165
Shareholders' equity	46,215			53,984
Total Liabilities and Shareholders' Equity	773,003			847,239

Net Interest margin			3.73%			3.59%

Net Interest Income & Spread		6,466	3.66%		6,750	3.55%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020